Exhibit 99.1

SUPERVALU Announces Fiscal First Quarter 2013 Results and Additional Actions to Enhance Shareholder Value

  Cash Flow from Operations of $227 Million; Net Earnings of $41 Million, or $0.19 Per Share
  Accelerating Price Investments
  Intensifying Focus on Expense Reductions
  Enhancing Financial Flexibility
  Increasing Debt Reduction to a Range of $450 to $500 Million for Fiscal 2013
  Suspends Dividend
  Initiates Review of Strategic Alternatives

MINNEAPOLIS--(BUSINESS WIRE)--July 11, 2012--SUPERVALU INC. (NYSE: SVU) today announced results for the first quarter of fiscal 2013. For the quarter ended June 16, 2012, the Company reported net sales of $10.6 billion and net earnings of $41 million, or $0.19 per diluted share. In the first quarter of fiscal 2012, net sales were $11.1 billion and the Company reported net earnings of $74 million, or $0.35 per diluted share. Cash flow from operations was $227 million in the first quarter of 2013, compared to $245 million in the same quarter last year.

“While our shift to a fair price plus promotion strategy is right for our business, it is essential that we move even more aggressively to lower prices, and anticipate and respond to competitor actions. We expect our business transformation to meet our customers’ demands for great quality at lower prices,” said Craig Herkert, chief executive officer and president. “We intend to do this while remaining profitable, continuing to pay down debt and investing the capital to maintain and enhance our stores and related assets. Accordingly, we will be pursuing deeper and more structural cost savings initiatives. Also, we are adopting more flexible financing facilities, reducing our near-term capital expenditures and suspending our dividend.”

“As we proceed with these actions in an effort to drive more traffic to our stores and ensure we are the destination of choice in the neighborhoods we serve, we remain focused on maintaining our operational and financial strength,” continued Herkert. “We are committed to generating operating cash flows of more than $1 billion annually and meeting or exceeding our debt reduction targets. And, to assure we are evaluating the full range of opportunities available to us to create value for shareholders, the Company’s Board and management, together with its financial advisors, are reviewing strategic alternatives for our business.”

“These are bold but necessary moves, which will position SUPERVALU for success in this increasingly competitive environment,” said Herkert.

Accelerating Price Investments

The Company recently launched its fair price plus promotion repositioning at its Jewel-Osco banner, supported by a comprehensive media campaign. With additional efforts this year, approximately half of the Company’s stores are expected to be priced appropriately to competitors by the end of fiscal 2013, with the remaining stores moved to fair price plus promotion in fiscal 2014.

“While near- and medium-term operating profit margins will come under pressure as price reductions initially outpace cost takeouts and volume improvement, the acceleration of these price investments is expected to create a path to improved longer-term performance and market share growth,” said Herkert.

Intensifying Focus on Expense Reductions

SUPERVALU also announced that it intends to achieve an additional $250 million in administrative and operational expense reductions over the next two years by adopting an intense focus on efficiency and productivity across all functions and every part of its businesses. It expects the program to result in a leaner, more efficient organization. The savings expected to be achieved from these efforts are incremental to the $75 million in cost reductions the Company targeted for fiscal 2013. The Company noted that it has exceeded its expense saving targets in each of the past three years.

Enhancing Financial Flexibility

SUPERVALU is also implementing important measures to enhance the Company’s already strong liquidity position and balance sheet and provide further flexibility to invest in price. These steps include:

  Replacing the Company’s senior credit facility with an asset-based lending facility and term loan secured by a portion of the Company’s real estate, which will remove restrictive covenant concerns and increase financial flexibility. The Company has entered into underwritten commitments with banks related to these financings, which are expected to close in August, 2012;
  Reducing capital expenditures in fiscal 2013 to a range of $450 to $500 million from $675 million. The Company will continue to invest in its store base, including 40 remodels and the addition of 40 Save-A-Lot locations in fiscal year 2013;
  Suspending the quarterly dividend. The Board will continue to review its dividend policy annually;
  Increasing debt reduction to a range of $450 to $500 million in fiscal 2013. The company plans to pay down at least $400 million of debt annually thereafter. The Company has less than $1 billion in aggregate debt coming due for fiscal years 2013 through 2015.

Review of Strategic Alternatives

The Company’s Board and management, in conjunction with its financial advisors, Goldman Sachs and Greenhill & Co., have initiated a review of strategic alternatives to create value for the Company’s shareholders. SUPERVALU’s non-executive chairman, Wayne Sales, will oversee this process so that management can remain focused on executing the Company’s accelerated business plan. There can be no assurance that such a review will result in any transaction or any change in the Company’s overall structure or its business model.

Guidance Policy

Concurrent with the actions noted above to enhance performance and shareholder value, the Company is suspending identical store sales and earnings per share guidance and withdrawing any previous guidance given for fiscal 2013. It will continue to provide forward-looking information on debt reduction and capital expenditures. For fiscal year 2013:

  Debt reduction is estimated in the range of $450 to $500 million;
  As previously stated, capital spending is projected in the range of $450 to $500 million; the Company expects to complete approximately 40 store remodels and increase Save-A-Lot’s store count by approximately 40 stores, including licensed locations;

Fiscal First Quarter Results

“SUPERVALU continues to be a profitable company with cash flow from operations of $227 million in the first quarter of 2013. With our first fiscal quarter results falling well below our expectations, we must wage a more forceful response to the competitive challenges we face. We believe that the steps we are taking are prudent and will be beneficial to all of our constituents,” said Herkert.

In the first quarter of fiscal 2013, SUPERVALU reported net sales of $10.6 billion and net earnings of $41 million, or $0.19 per diluted share. This compared to net sales of $11.1 billion and net earnings of $74 million, or $0.35 per diluted share, in the first quarter of fiscal 2012. The decrease in net sales reflects the disposition of a majority of our fuel centers, and a decline in identical store sales attributable to intense price sensitivity on the part of consumers and aggressive promotion and price actions by competitors.

Gross profit margin for the first quarter was $2.32 billion, or 22.0 percent of net sales, compared to $2.46 billion or 22.1 percent of net sales last year. The decrease in gross margin as a percent of net sales reflects the rate benefit from lower fuel sales (approximately 30 basis points) and a lower LIFO charge, which were more than offset by the negative rate impact of higher shrink, marketing costs and a change in business mix. The impact of price investments was fully offset by funding initiatives during the quarter.

Selling and administrative expenses in the first quarter were $2.12 billion, or 20.0 percent of net sales, compared to $2.18 billion, or 19.6 percent of net sales last year. The increase in selling and administrative expenses as a percent of net sales reflects the impact of sales deleveraging and lower fuel sales, partially offset by the benefits from lower employee-related costs and the Company’s cost reduction initiatives. Without the negative rate impact from lower fuel sales, selling and administrative expenses as a percent of net sales would have been relatively flat compared to last year.

Net interest expense for the first quarter was $155 million compared to $155 million last year, primarily due to the benefit of lower debt levels in the current year and a benefit in last year’s first quarter related to prior years’ tax audit activity. The Company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense for the first quarter was $13 million, or 25.2 percent of pre-tax income, reflecting benefits from tax planning activities. Last year’s first quarter tax expense was $51 million, or 40.8 percent of pre-tax income, and reflected approximately $4 million of tax expense related to prior years’ audit activity.

Diluted weighted-average shares outstanding for the first quarter were 214 million shares compared to 213 million shares last year. As of July 6, 2012, SUPERVALU had 214 million shares outstanding.

Beginning this quarter, the Company is breaking out its former Retail Food reportable segment, which previously included both the traditional retail and hard discount stores, into stand-alone Retail Food and Save-A-Lot reportable segments.

First quarter Retail Food net sales were $6.83 billion compared to $7.33 billion last year, primarily reflecting identical store sales of negative 3.7 percent and the sale of fuel centers.

Retail Food operating earnings were $99 million, or 1.5 percent of net sales, compared to $150 million, or 2.0 percent of net sales last year. The change in Retail Food operating earnings as a percent of net sales was largely due to the impact of sales deleveraging, higher shrink and marketing costs, partially offset by a lower LIFO charge and cost reduction initiatives.

First quarter Save-A-Lot net sales were $1.29 billion compared to $1.28 billion last year, primarily reflecting the benefit from 53 net additional stores being operated at the end of the first quarter of fiscal 2013, partially offset by network identical store sales of negative 3.4 percent.

Save-A-Lot operating earnings in the first quarter were $59 million, or 4.6 percent of net sales, compared to $69 million, or 5.4 percent of net sales last year. The decline in operating earnings as a percent of net sales was primarily attributable to the impact of negative network identical store sales and additional administrative costs related to its growth strategy.

First quarter Independent Business net sales were $2.48 billion compared to $2.50 billion last year, a decrease of 0.9 percent, primarily attributed to the sales benefits from net new affiliations being more than offset by a decrease in sales to existing customers.

Independent Business operating earnings in the first quarter were $65 million, or 2.6 percent of net sales, compared to $77 million, or 3.1 percent of net sales last year. The decline in Independent Business operating earnings as a percent of net sales was primarily attributable to costs related to a consolidation of facilities in the first quarter of fiscal 2013 and a gain on sale related to the sale of a non-core asset in the first quarter of fiscal 2012.

First quarter net cash flows from operating activities were $227 million compared to $245 million in the prior year. First quarter net cash flows used in investing activities were $206 million compared to $133 million last year, reflecting higher cash payments for capital expenditures. First quarter net cash flows used in financing activities were $27 million compared to $112 million last year, reflecting a higher level of debt reduction in the prior year.

Conference Call

A conference call to review the first quarter results is scheduled for 4:30 p.m. central time today. The call will be webcast live at www.supervaluinvestors.com (click on microphone icon) and can be accessed by dialing (877) 814-2415 and providing the conference code of 95961927. A replay of the call will be archived at www.supervaluinvestors.com. To access the website replay go to the "Investors" link and click on "Presentations and Webcasts."

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $35 billion. SUPERVALU serves customers across the United States through a network of approximately 4,400 stores composed of 1,101 traditional retail stores, including 798 in-store pharmacies; 1,336 hard discount stores, of which 939 are operated by licensee owners; and 1,950 independent stores serviced primarily by the Company's food distribution business. SUPERVALU has approximately 130,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release,

particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to execute initiatives, substantial indebtedness, impact of economic conditions, labor relations issues, escalating costs of providing employee benefits, regulatory matters, food and drug safety issues, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
	June 16, 2012		June 18, 2011
(In millions, except per share data)	(16 weeks)	% of net sales	(16 weeks)	% of net sales

Net sales	$10,590	100.0%	$11,113	100.0%
Cost of sales	8,265	78.0%	8,654	77.9%
Gross profit	2,325	22.0%	2,459	22.1%

Selling and administrative expenses	2,116	20.0%	2,179	19.6%
Operating earnings	209	2.0%	280	2.5%

Interest expense, net	155	1.5%	155	1.4%
Earnings before income taxes	54	0.5%	125	1.1%
Income tax provision	13	0.1%	51	0.5%

Net income	$41	0.4%	$74	0.7%

Net income per share
Basic	$0.19		$0.35
Diluted	$0.19		$0.35
Weighted average number of shares outstanding
Basic	212		212
Diluted	214		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	June 16, 2012	June 18, 2011
(In millions)	(16 weeks)	(16 weeks)

Net sales
Retail Food (1)	$6,825	$7,330
% of total	64.4%	66.0%
Save-A-Lot (1)	1,287	1,282
% of total	12.2%	11.5%
Independent Business	2,478	2,501
% of total	23.4%	22.5%
Total net sales	$10,590	$11,113
	100.0%	100.0%

Operating earnings
Retail Food (1)	$99	$150
% of sales	1.5%	2.0%
Save-A-Lot (1)	59	69
% of sales	4.6%	5.4%
Independent Business	65	77
% of sales	2.6%	3.1%
Corporate	(14)	(16)
Total operating earnings	209	280
% of sales	2.0%	2.5%
Interest expense, net	155	155
Earnings before income taxes	54	125
Income tax provision	13	51
Net income	$41	$74

LIFO charge
Retail Food	$6	$13
Independent Business	-	4
Total	$6	$17

Depreciation and amortization
Retail Food	$235	$238
Save-A-Lot	21	19
Independent Business	20	20
Total	$276	$277

(1) The Company's Save-A-Lot reportable segment was formerly aggregated with the Retail Food reportable segment.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	June 16, 2012	February 25, 2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$151	$157
Receivables, net	715	730
Inventories	2,190	2,150
Other current assets	200	188

Total current assets	3,256	3,225

Property, plant and equipment, net	6,261	6,362

Goodwill	847	847

Intangible assets, net	794	809

Other assets	777	810

Total assets	$11,935	$12,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,512	$2,519
Current maturities of long-term debt and capital lease obligations	258	388
Other current liabilities	602	683

Total current liabilities	3,372	3,590

Long-term debt and capital lease obligations	6,030	5,868

Pension and other postretirement benefit obligations	1,052	1,126

Other long-term liabilities	1,417	1,448

Commitments and contingencies

Total stockholders' equity	64	21

Total liabilities and stockholders’ equity	$11,935	$12,053

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Fiscal Year-to-Date	Fiscal Year-to-Date
	Ended	Ended
	June 16, 2012	June 18, 2011
(In millions)	(16 weeks)	(16 weeks)

Cash flows from operating activities
Net earnings	$41	$74
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	276	277
LIFO charge	6	17
Asset impairment and other charges	7	4
Gain on sale of assets and lease exits, net	(19)	(11)
Deferred income taxes	15	(5)
Stock-based compensation	5	5
Net pension and other postretirement benefits cost	37	38
Contributions to pension and other postretirement benefit plans	(75)	(32)
Other	11	4
Changes in operating assets and liabilities	(77)	(126)
Net cash provided by operating activities	227	245
Cash flows from investing activities
Proceeds from sale of assets	20	22
Purchases of property, plant and equipment	(226)	(158)
Other	-	3
Net cash used in investing activities	(206)	(133)
Cash flows from financing activities
Proceeds from issuance of debt	341	291
Payment of debt and capital lease obligations	(329)	(358)
Dividends paid	(37)	(37)
Other	(2)	(8)
Net cash used in financing activities	(27)	(112)
Net decrease in cash and cash equivalents	(6)	-
Cash and cash equivalents at beginning of year	157	172
Cash and cash equivalents at the end of period	$151	$172

CONTACT:
SUPERVALU INC.
Investor and Financial Media Contacts:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com